ABERCROMBIE & FITCH DIRECTORS RECEIVE REPORT
OF SPECIAL LITIGATION COMMITTEE
New Albany, Ohio, February 16, 2007: Abercrombie & Fitch Co. (NYSE: ANF) today announced its board of directors has received the report of a Special litigation committee established by the board to investigate and act with respect to claims asserted in certain previously disclosed derivative lawsuits brought against current and former directors and management, including Chairman and Chief Executive Officer Michael Jeffries. The special litigation committee has concluded that there is no evidence to support the asserted claims, has determined it would not be in the best interest of the Company to pursue those claims and has directed the Company to seek dismissal of the derivative actions.
The Derivative Actions
As previously disclosed, in September 2005, a derivative action, styled The Booth Family Trust v. Michael S. Jeffries, et al., was filed in the United States District Court for the Southern District of Ohio, seeking to assert claims for unspecified damages against present and former directors, alleging various breaches of the directors’ fiduciary duty. Four similar derivative actions were filed later in 2005, three in federal court and one in Ohio state court. The Company is a nominal defendant in these actions. The federal-court derivative actions have been consolidated with certain previously disclosed purported securities law class actions for purposes of motion practice, discovery and pretrial proceedings, under the caption In re Abercrombie & Fitch Co. Derivative Litigation. The Company has filed a motion to stay the consolidated federal derivative case and the time for all other defendants to respond has been extended pending decision of the Company’s motion. The state court action, captioned Bentley v. Jeffries, has been stayed by order of court pending the report of the special litigation committee.
The claims asserted in the derivative actions include breach of fiduciary duty and other common law claims based on allegations that the defendants permitted the Company to make false or misleading public statements, certain defendants (including Mr. Jeffries) sold shares of common stock of the Company while in possession of material non-public information and the defendants caused or permitted the Company to engage in certain discriminatory behavior.
The Special Litigation Committee’s Investigation
The special litigation committee was established by the board of directors in October 2005 to investigate the claims asserted in the Booth litigation. The scope of the committee’s review was subsequently expanded to include review of the claims asserted in the additional derivative actions. The committee was given the exclusive authority on behalf of the board of directors to determine whether pursuing litigation against the defendants was in the best interest of the Company, and to take such action with respect to the derivative cases as it deemed appropriate.
The special litigation committee was composed of outside directors and was advised by independent counsel, Cahill Gordon & Reindel LLP. In its review, conducted over the course of more than one year, the committee or its counsel conducted more than 50 interviews and reviewed more than 100,000 pages of documents.

The Special Litigation Committee’s Conclusion
Based on its review, the special litigation committee concluded that there is no evidence to support the allegations of wrongdoing by the defendants asserted in the derivative actions, including the allegations regarding misleading statements or omissions, insider trading, and failure to deter discriminatory behavior. The special litigation committee therefore determined that it would not be in the best interest of the Company to pursue the claims asserted, and has directed the Company to seek dismissal of the derivative actions.
Abercrombie & Fitch operated 357 Abercrombie & Fitch stores, 177 abercrombie stores, 390 Hollister Co. stores and 14 RUEHL stores in the United States at the end of fiscal January. The Company also operated three Abercrombie & Fitch stores and three Hollister Co. stores in Canada. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.
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For further information, call:	Thomas D. Lennox
Vice President, Corporate Communications
(614) 283-6751
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company’s control. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” and similar expressions may identify forward-looking statements. The following factors, in addition to those included in the disclosure under the heading “FORWARD-LOOKING STATEMENTS AND RISK FACTORS” in “ITEM 1A. RISK FACTORS” of A&F’s Annual Report on Form 10-K for the fiscal year ended January 28, 2006, in some cases have affected and in the future could affect the Company’s financial performance and could cause actual results for the 2006 fiscal year and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; ability to hire, train and retain associates; and the outcome of pending litigation. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included in this Press Release will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. Except as may be required by applicable law, the Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.